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                     November 17, 2023

       Gerry Combs
       Chief Executive Officer
       Canna-Global Acquisition Corp
       4640 Admiralty Way, Suite 500
       Marina Del Rey, CA90292

                                                        Re: Canna-Global
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 31,
2023
                                                            File No. 001-41102

       Dear Gerry Combs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Debbie Klis